Exhibit 3.36

VEDTEKTER

HELl-ONE LEASING (NORWAY) AS

(Endret 16.10. 2008 § 5)

§1

Selskapets navn er Heli-One Leasing (Norway) AS

§2

Selskapets forretningskontor er på Sola.

§3

Selskapets formål er å eie, leie og drive utleie og transportvirksomhet med helikoptre og fly og hva som dermed står i forbindelse, samt å delta som aksjonær eller på annen måte I andre foretagender.

§4

Selskapets aksjekapital er NOK 309.826.000 fordelt på 1.500 aksjer á NOK 206.550,67 fullt innbetalt og lydende på navn.

§5

Overdragelse av aksjer i selskapet krever ikke samtykke fra styret. Overdragelse av aksjer i selskapet utløser ikke forkjøpsrett for øvrige aksjeeiere i selskapet.

§6

Selskapets styre skal ha minst tre medlemmer etter generalforsamlingens nærmere beslutning. Selskapet tegnes av styrets formann alene eller ved to av de øvrige styremedlemmer sammen.

§7

Den ordinære generalforsamling skal avholdes senest innen utgangen av oktober hvert år. Den ordinære generalforsamlingen skal behandle:

1.	Godkjennelse av årsregnskapet og årsberetningen.

2.	Anvendelse av overskudd eller dekning av underskudd, samt utdeling av utbytte I henhold til den fastsatte balansen.

3.	Andre saker som følger av innkallingen eller som etter lov eller vedtekter hører under generalforsamlingen.

Den ordinære generalforsamlingen skal innkalles med minst 7 – syv – dagers varsel.

§8

Generalforsamling i selskapet kan holdes på Sola eller i Oslo.

ARTICLES OF ASSOCIATION

HELl-ONE LEASING (NORWAY) AS

(Latest change 16 .10. 2008 – change of § 5)

§1

The Company’s name is Heli-One Leasing (Norway) AS.

§2

The Company’s registered office is at Sola.

§3

The objectives of the Company are to own and lease aircraft as well as provide transportation services with helicopters and airplanes and related activities and to participate as shareholder or by other means in other business.

§4

The share capital of the Company is NOK 309 826 000 divided into 1 500 ordinary shares each totalling NOK 206 550 fully paid and issued in the name of the shareholders.

§5

Transfer of shares in the company is not subject to the board of directors’ consent. Transfer of shares in the company does not trigger a pre-emption right for the other shareholders of the company.

§6

The board of the Company shall consist of at least three members according to resolution made by the General Assembly.

The chairman of the board or two directors jointly exercise power of signature for the Company.

§7

The Annual General Meeting is held annually, not later than the end of the month of October:

The Annual General Meeting shall consider the following matters:

1.	the approval of the income statement and balance sheet.

2.	the allocation of any annual profit or coverage of any loss in accordance with the adopted balance sheet together with the declaration of dividends.

3.	any other matters that have been included in the notice for the General meeting, or which according to Norwegian Law and these Articles of Association must be approved at General Meetings.

Notice for the Annual General Meeting shall be given at least 7 (seven) days in advance.

§8

The General Assembly shall be held at Sola or in Oslo.